Mail Stop 3561

January 23, 2006

Via U.S. Mail and Fax (440-546-1903)

Mr. David S. Smith
President and Treasurer
Mission Broadcasting, Inc.
7650 Chippewa Road,
Suite 305
Brecksville, OH 44141

	RE:	Mission Broadcasting, Inc.
      Form 10-K for the Year ended December 31, 2004
		Filed March 25, 2005
		File No. 333-62916-02

Dear Mr. Smith:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director


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